Exhibit 4.70

Spousal Consent

The undersigned, Chen Yan, is the lawful spouse of Liu Jian. I hereby unconditionally and irrevocably agree to execution of the following documents (hereinafter referred to as the “Transaction Documents”) by Liu Jian on August 18, 2017, and the disposal of the 1% equity interest of Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd. held by Liu jian and registered in his name according to the following documents:

(1)	The Equity Interest Pledge Agreement entered into with Shanghai Renren Automobile Technology Company Limited:

(2)	The Loan Agreement entered into with Shanghai Renren Automobile Technology Company Limited: and

(3)	The Equity Option Agreement entered into with Shanghai Renren Automobile Technology Company Limited;

I further warrant that I hereby undertake not to take any action which is in conflict with the above arrangements intending, including any assertions in connection with the equity interests of Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd. held by Liu jian. I hereby unconditionally and irrevocably waive any right or interest that may be granted to me in accordance with the laws in use.

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Signature:	/s/ Chen Yan

Date:	August 18, 2017